Exhibit 99.1

PCSB Financial Corporation Announces Third Fiscal Quarter Financial Results and

Declares Quarterly Cash Dividend

Yorktown Heights, New York; April 29, 2021 – PCSB Financial Corporation (the “Company”) (NASDAQ: PCSB), parent of PCSB Bank (the "Bank"), today announced net income of $3.6 million, or $0.25 per diluted share, for the three months ended March 31, 2021 compared to $2.7 million, or $0.18 per diluted share, for the three months ended December 31, 2020 and $1.2 million, or $0.08 per diluted share, for the three months ended March 31, 2020. Net income was $9.0 million, or $0.60 per diluted share, for the nine months ended March 31, 2021, compared to $6.4 million, or $0.40 per diluted share, for the nine months ended March 31, 2020.

Results for the three and nine months ended March 31, 2021 include a benefit for loan losses of $944,000 and $1.2 million, or $0.05 and $0.07 per diluted share, net of tax, respectively, related to the release of qualitative reserves established in the prior fiscal year associated with the COVID-19 pandemic. The prior year results include provision for loan losses of $1.7 million, or $0.09 per diluted share, net of tax, for both the three and nine months ended March 31, 2020 related to the establishment of these qualitative reserves.

On April 21, 2021, the Board of Directors declared a regular quarterly cash dividend of $0.06 per share, an increase of 50% from the prior quarter. The dividend is payable on or about May 28, 2021 to shareholders of record as of the close of business on May 14, 2021.

Third Quarter Highlights

•

Earnings before income tax expense and provision (benefit) for loan losses of $3.7 million for the current quarter increased $58,000 or 1.6% from the linked quarter and $72,000 or 2.0% from the same quarter last year.

•	Net interest income of $11.6 million for the current quarter increased $90,000 or 0.8% from the linked quarter and $112,000 or 1.0% from the same quarter last year.
•	Tax equivalent net interest margin was 2.69% for the current quarter, a decrease from 2.71% in the linked quarter and 2.90% for the same quarter last year.
•	The average cost of interest-bearing deposits was 0.59% for the current quarter, a decrease from 0.71% in the linked quarter and 1.18% for the same quarter last year.
•	The efficiency ratio was 70.10% for the current quarter compared to 70.72% for the linked quarter and 70.38% for the prior year quarter.
•	Average loans receivable, excluding SBA Paycheck Protection Program (“PPP”) loans, of $1.21 billion for the current quarter, unchanged from the same quarter last year.
•	Average deposits of $1.40 billion for the current quarter, increases of 1.6% and 11.0% compared to the linked quarter and same quarter last year, respectively.
•	Allowance for loan losses to total net loans receivable (excluding PPP loans) of 0.65%, a decrease from 0.72% in the linked quarter and 0.68% in the prior year quarter.
•	Non-performing loans of $2.1 million, or 0.17% of total net loans receivable (excluding PPP loans) as of March 31, 2021, compared to 0.14% as of December 31, 2020 and 0.15% as of March 31, 2020.
•

Loans on a COVID-19 related payment deferral totaled $34.4 million, or 2.71% of gross loans, compared to $31.9 million, or 2.56% of the gross loans as of December 31, 2020. Loans on deferral totaling $8.7 million, $10.9 million, $1.3 million and $13.5 million are scheduled to resume payments in the next four consecutive quarters, respectively.

President’s Comments

Joseph D. Roberto, Chairman, President and Chief Executive Officer of PCSB Financial Corporation, commented, “We are pleased with the Company’s operating and financial results for the quarter and nine months as we continue to provide stable core earnings.  We are also encouraged by the improving economy resulting from the latest stimulus package and vaccine rollouts and expect our business communities to resume their operations at full capacity.  That being said, we continue to be a source of strength to our customers and communities by participating in round 2 of the SBA’s PPP program while assisting those small businesses as they begin the SBA’s loan application forgiveness process from round 1.  Meanwhile, asset quality remains very strong and our negative loan loss provision reflects the meaningful improvement in current economic conditions resulting from a decrease in

COVID-19 driven stress.  While there is still some uncertainty, it is good to see a recovery in the economy that will lead to opportunities for long-term growth and profitability for our shareholders.

Income Statement Summary

Net income for the three months ended March 31, 2021 was $3.6 million, an $898,000 increase from the linked quarter and a $2.4 million increase from the prior year period. The change from the linked quarter is primarily due to a $1.0 million decrease in the provision for loan losses, a $119,000 decrease in noninterest expenses and a $90,000 increase in net interest income, partially offset by a $151,000 decrease in noninterest income and a $161,000 increase in income tax expense. The change from the prior year period is primarily due to a $2.9 million decrease in the provision for loan losses and a $112,000 increase in net interest income, partially offset by a $599,000 increase in income tax expense.

Net interest income was $11.6 million for the quarter ended March 31, 2021, increases of $90,000 and $112,000, or 0.8% and 1.0%, compared to the linked quarter and prior year quarter, respectively. The increase compared to the linked quarter is primarily the result of an $18.9 million, or 1.1%, increase in average interest-earning assets, partially offset by a 2 basis point decrease in the tax equivalent net interest margin. The increase in net interest income compared to the prior year period is primarily the result of a $143.8 million, or 9.0% increase in average interest-earning assets, partially offset by a 21 basis point decrease in the tax equivalent net interest margin.

The tax equivalent net interest margin was 2.69% for the current quarter, reflecting a decrease of 2 basis points compared to 2.71% in the linked quarter and a 21 basis point decrease compared to 2.90% in the prior year quarter. When compared to the prior year period, while net interest income has increased, margin compression has resulted from significant asset growth primarily in cash and cash equivalents. However, in the current quarter, the reduction in funding costs mostly offset the decrease in asset yields, resulting in a largely unchanged tax equivalent net interest margin compared to the linked quarter. Some level of excess liquidity is expected to continue for the foreseeable future and is largely dependent on a number of factors, such as government stimulus programs as well as consumer and commercial spending activity.

Tax equivalent net interest margin, excluding the effect of PPP loans, was 2.62% for the current quarter compared to 2.66% in the linked quarter and 2.89% in the prior year quarter. Tax equivalent net interest margin, excluding the effect of PPP loans, was 2.64% for the current year to date period compared to 2.95% in the prior year period. Unearned origination fees (net of origination costs) on PPP loans totaled $1.2 million as of March 31, 2021 and will be recognized in income over the remaining lives of the loans and is largely dependent on the timing of forgiveness.

Tax equivalent yield on interest-earning assets for the current quarter was 3.23%, a 10 basis point decrease from the prior quarter and a 64 basis point decrease from the prior year quarter. A $42.6 million, or 3.5%, increase in average loans compared to the prior year quarter was more than offset by a decrease in asset yields, a result of decreases in market interest rates, the origination of lower yielding PPP loans, and significant increases in liquidity over the last twelve months. The rate of asset yield decrease has slowed in recent quarters due to a more stable yield curve and earning asset composition.

The cost of interest-bearing deposits was 0.59% for the current quarter, a decrease of 12 basis points and 59 basis points from 0.71% and 1.18% in the prior quarter and prior year quarter, respectively. In response to the significant decrease in market interest rates in March 2020, deposit rate reductions have been implemented throughout the last year, the effects of which continue to be realized. As of quarter end, the weighted average cost of interest-bearing deposits was 0.44%. The cost of interest-bearing liabilities was 0.70% for the current quarter, decreases of 11 basis points from 0.81% in the prior quarter and 56 basis points from 1.26% in the prior year quarter. Over the remainder of the current fiscal year, the Company has $50.0 million of wholesale funding maturing, comprised of FHLB advances and brokered time deposits, with a weighted average cost of 2.31%. Additionally, over the same period the Company has $78.3 million of non-brokered time deposits maturing with a current weighted average cost of 0.98%. If our time deposit offer rates remain at their current levels, the Company expects the cost of these deposits to be reduced significantly or to be paid off with low-earning excess liquidity.

The benefit for loan losses was $894,000 for the three months ended March 31, 2021 compared to a provision for loan losses of $107,000 in the linked quarter and $2.0 million for the prior year quarter. Included in the prior year quarter was a provision for loan losses of $1.7 million associated with qualitative reserves established in the prior fiscal year in response to the COVID-19 pandemic. Included in the current quarter was a benefit for loan losses of $944,000 associated with release of those reserves. Loans on a COVID-19 related payment deferral totaled $34.4 million, or 2.71% of gross loans, as of March 31, 2021, compared to $31.9 million, or 2.56% of the gross loans, as of December 31, 2020. Recoveries, net of charge-offs, were $82,000 for the three months ended March 31, 2021 compared to charge-offs, net of recoveries, of $102,000 for the linked quarter and recoveries, net of charge-offs, of $122,000 for the prior year quarter.  Non-performing loans as a percent of total loans receivable (excluding PPP loans) was 0.17% as of March 31, 2021, an increase from 0.14% as of December 31, 2020 and 0.15% as of March 31, 2020.

Noninterest income of $592,000 for the three months ended March 31, 2021 decreased $151,000 compared to the linked quarter and increased $12,000 compared to the prior year quarter. The decrease compared to the linked quarter was primarily due to decreases of $238,000 in swap income and $26,000 in all other noninterest income, partially offset by a $113,000 increase in net gains on the sale of investment securities. The increase compared to the prior year quarter was primarily due to a $75,000 increase in net gains on the sale of investment securities, partially offset by a decrease of $40,000 in gains on sale of foreclosed real estate and $23,000 in all other noninterest income.

Noninterest expense of $8.6 million for the three months ended March 31, 2021 decreased $119,000 compared to the linked quarter and increased $52,000 compared to the prior year quarter. The decrease compared to the linked quarter was primarily due to decreases of $121,000 in professional fees and $144,000 in all other non-interest expenses, partially offset by increases of $75,000 in salaries and benefits and $71,000 in communications and data processing. The increase compared to the prior year quarter was caused primarily by increases of $115,000 in FDIC insurance premiums, $48,000 in occupancy expenses and $76,000 in all other expenses, partially offset by a decrease of $187,000 in salaries and benefits. The Bank applied small bank assessment credits of $108,000 which fully offset its FDIC assessment for the prior year quarter. All available credits were applied as of June 30, 2020.

The effective income tax rate was 21.1% for the three months ended March 31, 2021, as compared to 22.8% for the prior year quarter.

Balance Sheet Summary

Total assets increased $62.7 million to $1.85 billion at March 31, 2021 as compared to $1.79 billion as of June 30, 2020 primarily due to increases of $34.1 million in total investment securities and $33.0 million in cash and cash equivalents. The increase in investment securities was primarily driven by an increase of $39.1 million in state and municipal securities, partially offset by a $5.0 million net decrease in all other securities, as the Company deployed excess liquidity. The increase in cash and cash equivalents is a result of an increase in deposits and reduced loan originations experienced during the year due to reduced economic activity resulting from the COVID-19 pandemic. Net loans receivable increased $208,000, the result of increases in commercial mortgages of $24.1 million and commercial loans of $7.1 million, partially offset by decreases in residential mortgages and home equity lines of credit of $26.4 million and $2.6 million, respectively. The increase in commercial loans includes an increase in PPP loans of $777,000, driven by the origination of $17.1 million in PPP loans, largely offset by paydowns and forgiveness of $16.3 million.

Total liabilities increased $65.2 million to $1.58 billion at March 31, 2021 as an $81.0 million increase in deposits was partially offset by decreases of $10.1 million in FHLB advances and $5.8 million all other liabilities.

Total shareholders’ equity decreased $2.4 million to $271.3 million at March 31, 2021 as compared to June 30, 2020. This decrease was primarily due to the repurchase of $13.3 million (926,203 shares) of common stock and $1.8 million of cash dividends declared and paid, partially offset by net income of $9.0 million and $3.5 million of stock-based compensation and reduction in unearned ESOP shares for plan shares earned during the period. As of March 31, 2021, there were 739,660 shares available to be repurchased under the current stock repurchase plan.

At March 31, 2021, the Company’s book value per share and tangible book value per share were $16.99 and $16.60, respectively, compared to $16.20 and $15.82, respectively, at June 30, 2020. Reconciliations of book value per share (GAAP measure) to tangible book value per share (non-GAAP measure) appear at the end of this release. At March 31, 2021, the Bank was considered “well capitalized” under applicable regulatory guidelines.

About PCSB Financial Corporation and PCSB Bank

PCSB Financial Corporation is the bank holding company for PCSB Bank. PCSB Bank is a New York-chartered commercial bank that has served the banking needs of its customers in the Lower Hudson Valley of New York State since 1871. It operates from its executive offices/headquarters and 15 branch offices located in Dutchess, Putnam, Rockland and Westchester Counties in New York.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the duration, extent and severity of the COVID-19 pandemic, including its impact on our business and operations, the impact of lost fee revenue and increased operating expenses, as well as its effect on our customers and issuers of securities, including their ability  to make timely payments on obligations, service providers and on economies and markets more generally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the Company's business; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.

Contact: Joseph D. Roberto

Chairman, President and Chief Executive Officer

(914) 248-7272

PCSB Financial Corporation and Subsidiaries

Consolidated Balance Sheets (unaudited)

(amounts in thousands, except share and per share data)

	March 31,	June 30,
	2021	2020
ASSETS
Cash and due from banks	$167,983	$135,045
Federal funds sold	1,331	1,257
Cash and cash equivalents	169,314	136,302
Held to maturity debt securities, at amortized cost (fair value of $313,974 and $281,497, respectively)	309,692	275,772
Available for sale debt securities, at fair value	37,610	37,426
Total investment securities	347,302	313,198
Loans receivable, net of allowance for loan losses of $7,865 and $8,639, respectively	1,261,155	1,260,947
Accrued interest receivable	6,731	6,880
FHLB stock	5,854	6,308
Premises and equipment, net	19,364	20,853
Deferred tax asset, net	3,163	3,129
Bank-owned life insurance	25,400	25,019
Goodwill	6,106	6,106
Other intangible assets	168	229
Other assets	10,117	12,958
Total assets	$1,854,674	$1,791,929
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing deposits	$1,250,945	$1,181,357
Non interest-bearing deposits	203,345	191,898
Total deposits	1,454,290	1,373,255
Mortgage escrow funds	9,252	10,123
Advances from Federal Home Loan Bank	95,991	106,089
Other liabilities	23,844	28,749
Total liabilities	1,583,377	1,518,216
Commitments and contingencies	-	-
Preferred stock ($0.01 par value, 10,000,000 shares authorized, no shares issued or outstanding as of March 31, 2021 and June 30, 2020, respectively)	-	-
Common stock ($0.01 par value, 200,000,000 shares authorized, 18,703,577 and 18,712,295 shares issued as of March 31, 2021 and June 30, 2020, and 15,966,216 and 16,898,137 shares outstanding as of March 31, 2021 and June 30, 2020, respectively)	187	187
Additional paid in capital	188,926	186,200
Retained earnings	148,466	141,288
Unearned compensation - ESOP	(10,418)	(11,145)
Accumulated other comprehensive loss, net of income taxes	(6,180)	(6,403)
Treasury stock, at cost (2,737,361 and 1,814,158 shares as of March 31, 2021 and June 30, 2020, respectively)	(49,684)	(36,414)
Total shareholders' equity	271,297	273,713
Total liabilities and shareholders' equity	$1,854,674	$1,791,929

PCSB Financial Corporation and Subsidiaries

Consolidated Statements of Operations (unaudited)

(amounts in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2021	2020	2021	2020
Interest and dividend income
Loans receivable	$12,116	$13,114	$36,845	$39,299
Investment securities	1,700	2,003	5,489	6,974
Federal funds and other	109	217	344	816
Total interest and dividend income	13,925	15,334	42,678	47,089
Interest expense
Deposits and escrow interest	1,782	3,268	6,372	9,927
FHLB advances	506	541	1,545	1,942
Total interest expense	2,288	3,809	7,917	11,869
Net interest income	11,637	11,525	34,761	35,220
Provision (benefit) for loan losses	(894)	2,008	(678)	2,755
Net interest income after provision for loan losses	12,531	9,517	35,439	32,465
Noninterest income
Fees and service charges	353	366	1,038	1,170
Swap income	-	-	367	170
Bank-owned life insurance	120	128	381	399
Gains on sale of securities, net	113	38	113	38
Other	6	48	30	115
Total noninterest income	592	580	1,929	1,892
Noninterest expense
Salaries and employee benefits	5,595	5,782	16,722	17,435
Occupancy and equipment	1,359	1,311	4,051	3,959
Communications and data processing	517	521	1,539	1,559
Professional fees	382	393	1,285	1,176
Postage, printing, stationery and supplies	146	140	452	439
Advertising	100	100	300	300
FDIC assessment	115	-	350	-
Amortization of intangible assets	21	24	61	73
Other operating expenses	337	249	1,127	1,160
Total noninterest expense	8,572	8,520	25,887	26,101
Net income before income tax expense	4,551	1,577	11,481	8,256
Income tax expense	959	360	2,467	1,857
Net income	$3,592	$1,217	$9,014	$6,399
Earnings per common share:
Basic	$0.25	$0.08	$0.60	$0.41
Diluted	0.25	0.08	0.60	0.40
Weighted average common shares outstanding:
Basic	14,631,122	15,437,173	14,944,097	15,752,709
Diluted	14,632,342	15,447,217	14,944,664	15,814,322

PCSB Financial Corporation and Subsidiaries

Net Interest Margin Analysis (unaudited)

(dollar amounts in thousands)

	Three Months Ended
	March 31, 2021			December 31, 2020			March 31, 2020
	Average Balance	Interest / Dividends	Average Rate	Average Balance	Interest / Dividends	Average Rate	Average Balance	Interest / Dividends	Average Rate
Assets:
Loans receivable (1)	$1,252,492	$12,116	3.88%	$1,232,555	$12,182	3.96%	$1,209,920	$13,114	4.35%
Investment securities (1)	319,239	1,700	2.18	313,812	1,933	2.51	323,942	2,003	2.48
Other interest-earning assets	162,193	109	0.27	168,608	110	0.26	56,242	217	1.56
Total interest-earning assets	1,733,924	13,925	3.23	1,714,975	14,225	3.33	1,590,104	15,334	3.87
Non-interest-earning assets	68,748			70,417			67,889
Total assets	$1,802,672			$1,785,392			$1,657,993

Liabilities and equity:
NOW accounts	$161,049	59	0.15	$149,620	79	0.21	$125,103	66	0.21
Money market accounts	274,516	208	0.31	255,961	211	0.33	179,230	423	0.96
Savings accounts and escrow	368,791	132	0.15	362,422	168	0.18	342,254	209	0.25
Time deposits	411,500	1,383	1.36	434,446	1,700	1.55	480,233	2,570	2.17
Total interest-bearing deposits	1,215,856	1,782	0.59	1,202,449	2,158	0.71	1,126,820	3,268	1.18
FHLB advances	104,604	506	1.96	106,034	520	1.94	98,364	541	2.23
Total interest-bearing liabilities	1,320,460	2,288	0.70	1,308,483	2,678	0.81	1,225,184	3,809	1.26
Non-interest-bearing deposits	187,778			178,538			137,930
Other non-interest-bearing liabilities	24,272			26,482			19,706
Total liabilities	1,532,510			1,513,503			1,382,820
Total shareholders' equity	270,162			271,889			275,173
Total liabilities and shareholders' equity	$1,802,672			$1,785,392			$1,657,993

Net interest income		$11,637			$11,547			$11,525
Interest rate spread - tax equivalent (2)			2.53			2.52			2.61
Net interest margin - tax equivalent (3)			2.69			2.71			2.90
Average interest-earning assets to interest-bearing liabilities	131.31%			131.07%			129.78%

(1) Tax exempt yield is shown on a tax equivalent basis for proper comparison using a statutory federal income tax rate of 21% for all period presented. See reconciliation of non-GAAP measures at the end of this release.

(2) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(3) Net interest margin represents tax equivalent net interest income divided by average interest-earning assets. See reconciliation of non-GAAP measures at the end of this release.

PCSB Financial Corporation and Subsidiaries

Net Interest Margin Analysis (unaudited)

(dollar amounts in thousands)

	Nine Months Ended March 31,
	2021			2020
	Average Balance	Interest / Dividends	Average Rate	Average Balance	Interest / Dividends	Average Rate
Assets:
Loans receivable (1)	$1,245,881	$36,845	3.95%	$1,176,733	$39,299	4.45%
Investment securities (1)	316,114	5,489	2.36	360,631	6,974	2.59
Other interest-earning assets	162,946	344	0.28	53,944	816	2.01
Total interest-earning assets	1,724,941	42,678	3.31	1,591,308	47,089	3.95
Non-interest-earning assets	70,364			68,983
Total assets	$1,795,305			$1,660,291

Liabilities and equity:
NOW accounts	$153,378	227	0.20	$122,470	191	0.21
Money market accounts	260,258	657	0.34	163,395	1,358	1.11
Savings accounts and escrow	363,768	502	0.18	353,373	674	0.25
Time deposits	429,811	4,986	1.54	469,022	7,704	2.19
Total interest-bearing deposits	1,207,215	6,372	0.70	1,108,260	9,927	1.19
FHLB advances	105,569	1,545	1.95	112,644	1,942	2.30
Total interest-bearing liabilities	1,312,784	7,917	0.80	1,220,904	11,869	1.30
Non-interest-bearing deposits	183,467			138,968
Other non-interest-bearing liabilities	26,570			20,914
Total liabilities	1,522,821			1,380,786
Total shareholders' equity	272,484			279,505
Total liabilities and shareholders' equity	$1,795,305			$1,660,291

Net interest income		$34,761			$35,220
Interest rate spread - tax equivalent (2)			2.51			2.65
Net interest margin - tax equivalent (3)			2.70			2.95
Average interest-earning assets to interest-bearing liabilities	131.40%			130.34%

(1) Tax exempt yield is shown on a tax equivalent basis for proper comparison using a statutory federal income tax rate of 21% for all period presented. See reconciliation of non-GAAP measures at the end of this release.

(2) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(3) Net interest margin represents tax equivalent net interest income divided by average interest-earning assets. See reconciliation of non-GAAP measures at the end of this release.

PCSB Financial Corporation and Subsidiaries

Condensed Financial Information (unaudited)

(amounts in thousands, except per share data)

	As of
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Condensed Balance Sheets
Cash and cash equivalents	$169,314	$162,541	$162,739	$136,302	$84,912
Total investment securities	347,302	310,231	318,509	313,198	309,618
Loans receivable, net	1,261,155	1,237,550	1,227,913	1,260,947	1,220,682
Other assets	76,903	79,517	81,914	81,482	80,663
Total assets	$1,854,674	$1,789,839	$1,791,075	$1,791,929	$1,695,875

Total deposits and escrow	$1,463,542	$1,387,897	$1,383,432	$1,383,378	$1,287,510
Advances from Federal Home Loan Bank	95,991	106,023	106,056	106,089	106,121
Other liabilities	23,844	26,595	27,908	28,749	29,827
Total liabilities	1,583,377	1,520,515	1,517,396	1,518,216	1,423,458
Total shareholders' equity	271,297	269,324	273,679	273,713	272,417
Total liabilities and shareholders' equity	$1,854,674	$1,789,839	$1,791,075	$1,791,929	$1,695,875

	Quarter Ended					Nine Months Ended
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	March 31, 2021	March 31, 2020
Condensed Income Statements
Interest income	$13,925	$14,225	$14,528	$14,821	$15,334	$42,678	$47,089
Interest expense	2,288	2,678	2,951	3,362	3,809	7,917	11,869
Net interest income	11,637	11,547	11,577	11,459	11,525	34,761	35,220
Provision (benefit) for loan losses	(894)	107	109	309	2,008	(678)	2,755
Noninterest income	592	743	594	1,177	580	1,929	1,892
Noninterest expense	8,572	8,691	8,624	8,533	8,520	25,887	26,101
Income before income tax expense	4,551	3,492	3,438	3,794	1,577	11,481	8,256
Income tax expense	959	798	710	834	360	2,467	1,857
Net income	$3,592	$2,694	$2,728	$2,960	$1,217	$9,014	$6,399

Earnings per share:
Basic	$0.25	$0.18	$0.18	$0.19	$0.08	$0.60	$0.41
Diluted	0.25	0.18	0.18	0.19	0.08	0.60	0.40

PCSB Financial Corporation and Subsidiaries

Selected Financial Data (unaudited)

	Quarter Ended					Nine Months Ended
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	March 31, 2021	March 31, 2020
Performance Ratios (1):
Return on average assets	0.80%	0.60%	0.61%	0.68%	0.29%	0.67%	0.51%
Return on average equity	5.32%	3.96%	3.96%	4.30%	1.77%	4.41%	3.05%
Interest rate spread	2.53%	2.52%	2.47%	2.47%	2.61%	2.51%	2.65%
Net interest margin	2.69%	2.71%	2.69%	2.73%	2.90%	2.70%	2.95%
Efficiency ratio	70.10%	70.72%	70.86%	67.53%	70.38%	70.56%	70.33%

Noninterest income to average assets	0.13%	0.17%	0.13%	0.27%	0.14%	0.14%	0.15%
Noninterest expense to average assets	1.90%	1.95%	1.92%	1.95%	2.06%	1.92%	2.10%

Average interest-earning assets to average interest-bearing liabilities	131.31%	131.07%	131.81%	131.65%	129.78%	131.40%	130.34%
Average equity to average assets	14.99%	15.23%	15.32%	15.70%	16.60%	15.18%	16.83%
Dividend payout ratio (2)	16.65%	22.57%	23.09%	21.25%	52.01%	20.37%	30.35%

PCSB Financial Corporation and Subsidiaries

Selected Financial Data (unaudited) - Continued

(dollar amounts in thousands, except share and per share data)

	As of and for the quarter ended
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Loans to deposits	86.72%	89.85%	89.17%	91.82%	95.40%

Share Data:
Shares outstanding	15,966,216	16,097,867	16,634,237	16,898,137	16,898,137
Book value per common share	$16.99	$16.73	$16.45	$16.20	$16.12
Tangible book value per common share (3)	$16.60	$16.34	$16.07	$15.82	$15.74

Asset Quality Ratios:
Non-performing loans receivable	$2,054	$1,668	$2,083	$1,795	$1,802
Non-performing assets	$2,054	$1,668	$2,083	$1,795	$1,802
Allowance for loan losses as a percent of total loans receivable (4)	0.65%	0.72%	0.72%	0.71%	0.68%
Allowance for loan losses as a percent of non-performing loans receivable	382.91%	520.20%	416.32%	481.28%	463.15%
Non-performing loans as a percent of total loans receivable, net (4)	0.17%	0.14%	0.17%	0.15%	0.15%
Non-performing assets as a percent of total assets	0.11%	0.09%	0.12%	0.10%	0.11%
Net (recoveries) charge-offs	$(82)	$102	$76	$17	$(122)
Net (recoveries) charge-offs to average outstanding loans during the period (1)	(0.03%)	0.03%	0.02%	0.01%	(0.04%)

Capital Ratios (5):
Tier 1 capital (to adjusted total assets)	12.76%	12.66%	12.41%	12.51%	13.19%
Common equity Tier 1 capital (to risk-weighted assets)	17.72%	17.74%	17.56%	16.98%	16.80%
Tier 1 capital (to risk-weighted assets)	17.72%	17.74%	17.56%	16.98%	16.80%
Total capital (to risk-weighted assets)	18.33%	18.42%	18.24%	17.65%	17.44%

(1) Performance ratios for quarter ended periods are annualized.
(2) Dividends declared per share divided by net income per share.

(3) Tangible book value per share is a non-GAAP measure and equals total shareholders’ equity, less goodwill and other intangible assets, divided by shares outstanding. We believe this disclosure may be meaningful to those investors who seek to evaluate our equity without giving effect to goodwill and other intangible assets. Reconciliations of GAAP to non-GAAP measures appear at the end of this release.

(4) Total loans receivable excludes PPP loans.
(5) Represents Bank ratios.

PCSB Financial Corporation and Subsidiaries

Loan and Deposit Portfolios (unaudited)

(amounts in thousands)

	As of
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Mortgage loans:
Residential mortgages	$229,008	$237,987	$245,008	$255,382	$266,684
Commercial mortgage	831,162	801,348	794,248	807,106	775,378
Construction	10,047	17,551	11,512	11,053	24,929
Net deferred loan origination costs	365	600	666	739	925
Total mortgage loans	1,070,582	1,057,486	1,051,434	1,074,280	1,067,916
Commercial and consumer loans:
Commercial loans (1)	171,314	160,678	155,569	164,257	128,869
Home equity credit lines	27,211	27,653	29,249	29,838	30,994
Consumer and overdrafts	269	328	308	481	444
Net deferred loan origination costs	(356)	82	25	730	805
Total commercial and consumer loans	198,438	188,741	185,151	195,306	161,112
Total loans receivable	1,269,020	1,246,227	1,236,585	1,269,586	1,229,028
Allowance for loan losses	(7,865)	(8,677)	(8,672)	(8,639)	(8,346)
Loans receivable, net	$1,261,155	$1,237,550	$1,227,913	$1,260,947	$1,220,682

(1) Includes PPP loans totaling:	$50,380	$35,687	$35,687	$49,603	$-

	As of
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Demand deposits	$203,344	$189,968	$183,844	$191,898	$145,844
NOW accounts	169,077	159,919	148,176	151,797	128,103
Money market accounts	301,892	256,132	253,176	239,942	192,779
Savings	372,151	354,882	349,805	343,352	330,310
Time deposits	407,826	416,386	442,011	446,266	482,550
Total deposits	$1,454,290	$1,377,287	$1,377,012	$1,373,255	$1,279,586

PCSB Financial Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (unaudited)

(dollar amounts in thousands, except share and per share data)

	Quarter Ended			Nine Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020	March 31, 2021	March 31, 2020
Computation of Tax Equivalent Net Interest Income
Total interest income	$13,925	$14,225	$15,334	$42,678	$47,089
Total interest expense	2,288	2,678	3,809	7,917	11,869
Net interest income (GAAP)	11,637	11,547	11,525	34,761	35,220
Tax equivalent adjustment	51	46	14	130	38
Net interest income - tax equivalent (Non-GAAP)	$11,688	$11,593	$11,539	$34,891	$35,258

PCSB Financial Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (unaudited) - Continued

(dollar amounts in thousands, except share and per share data)

	As of
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Computation of Tangible Book Value per Common Share
Total shareholders' equity (GAAP)	$271,297	$269,324	$273,679	$273,713	$272,417
Adjustments:
Goodwill	(6,106)	(6,106)	(6,106)	(6,106)	(6,106)
Other intangible assets	(168)	(189)	(209)	(229)	(250)
Tangible common shareholders' equity (Non-GAAP)	$265,023	$263,029	$267,364	$267,378	$266,061

Common shares outstanding	15,966,216	16,097,867	16,634,237	16,898,137	16,898,137

Book value per share (GAAP)	$16.99	$16.73	$16.45	$16.20	$16.12
Adjustments:
Effects of intangible assets	(0.39)	(0.39)	(0.38)	(0.38)	(0.38)

Tangible book value per common share (Non-GAAP)	$16.60	$16.34	$16.07	$15.82	$15.74